Exhibit 99.B

[COPY – AS PREVIOUSLY FILED AS EXHIBIT 99.B TO AMENDMENT NO. 4 TO SCHEDULE 13D ON MAY 26, 2026]

SCHEDULE 13D JOINT FILING AGREEMENT

The undersigned have formed a voting group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 as amended (the “1934 Act”) solely for the purpose of exercising rights of holders of the Issuer’s Series A Cumulative Redeemable Perpetual Preferred Stock under the Articles Supplementary governing such securities.

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any subsequent amendments thereto, and have duly executed this joint filing agreement as of the date set forth below. The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy and completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

Bradley & Daytona Railway and Land Co. LLC

By:	/s/ Alexander Kachmar
Managing Member of Bradley & Daytona Railway and Land Co. LLC
Date:	05/26/2026

Alexander Kachmar

By:	/s/ Alexander Kachmar
Date:	05/26/2026

D & C Cacciapaglia Living Trust, U/A DTD 02/01/2013

By:	/s/ David Cacciapaglia, Trustee
Date:	05/26/2026

David Cacciapaglia Family Trust, U/A DTD 11/25/2020

By:	/s/ David Cacciapaglia, Trustee
Date:	05/26/2026

David Cacciapaglia

By:	/s/ David Cacciapaglia
Date:	05/26/2026